EXHIBIT 99.4
                                June 27, 1995

USA Waste Services, Inc.
5000 Quorum Drive, Suite 300
Dallas, Texas 75240

                Re:      Restrictions on Shares

Gentlemen:

                The undersigned has been advised that it may be deemed to be an "affiliate" of Chambers Development Company, Inc., a Delaware corporation ("Chambers"), as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 ("Rule 146") of the rules and regulations of the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act").

                The undersigned understands that Chambers, USA Waste Services, Inc., an Oklahoma corporation ("USA Oklahoma"), and Chambers Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of USA Oklahoma ("Subsidiary"), have entered into an Amended and Restated Agreement and Plan of Merger dated as of November 28, 1994 (the "Merger 1 Agreement"), pursuant to which the Subsidiary will be merged with and into Chambers ("Merger 1") As a result of Merger 1, (i) Chambers will be the surviving corporation and (ii) each outstanding share of Common Stock and Class A Common Stock of Chambers will be converted into and exchangeable for .41667 of a share of common stock, $.01 par value, of USA Oklahoma ("USA Oklahoma Common Stock").

                The undersigned also understands USA Oklahoma and USA Waste Services, Inc., a Delaware corporation and a wholly-owned subsidiary of USA Oklahoma ("USA Delaware"), have entered into an Agreement and Plan of Merger dated as of June 27, 1995 (the "Merger 2 Agreement" and, together with the Merger 1 Agreement, the "Merger Agreements"), pursuant to which USA Oklahoma will be merged with and into USA Delaware ("Merger 2" and, together with Merger 1, the "Mergers"). As a result of Merger 2, (i) USA Delaware will be the surviving corporation and (ii) each outstanding share of USA Oklahoma Common Stock (including shares of USA Oklahoma Common Stock issued pursuant to Merger 1 will be converted into one share of common stock, $.01 par value, of USA Delaware ("USA Delaware Common Stock").

                In order to induce Chambers, USA Oklahoma and the Subsidiary to proceed with Merger 1 and in order to induce USA Oklahoma and USA Delaware to proceed with Merger 2, the undersigned represents, warrants and agrees for the benefit of Chambers, USA Oklahoma and USA Delaware as follows;

                         1.       The undersigned will not offer to sell,
sell or otherwise dispose of any shares of USA Oklahoma Common Stock or USA Delaware Common Stock issued to it in the Mergers (the "Shares"), except (i) pursuant to an effective registration statement filed by USA Delaware with the SEC under the Securities Act, (ii) in compliance with Rule 145 of the Securities Act, as in effect at the time of sale, or (iii) in a transaction which, in the opinion of legal counsel satisfactory to USA Delaware, is exempt from the registration requirements of the Securities Act and, in any case, until after the results covering 30 days of post-merger combined operations of Chambers, USA Oklahoma and USA Delaware have been filed with the SEC, sent to stockholders of USA Delaware or otherwise publicly issued.


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                         2.       The undersigned understands and agrees
that USA Delaware is under no obligation to register the sale, transfer or other disposition of the Shares or to take any other action necessary for the purpose of making available to it an exemption from registration under the Securities Act.

                         3.       The undersigned also understands and
agrees that stop transfer instructions will be issued with respect to the Shares and that the following legend will be placed on the certificates representing the Shares or any certificates delivered in substitution therefor:

                               "The shares represented by this certificate
were issued in a transaction to which the limitations on distributions, sales, transfers or other dispositions of securities imposed by Rule 145 under the Securities Act of 1933 apply. The shares represented by this certificate may only be transferred in accordance with the terms of a letter
agreement dated June   , 1995 between the registered holder and USA Waste
Services, Inc., a copy of which agreement is on file at the principal offices of USA Waste Services, Inc."

                         4.       The undersigned further understands and
agrees that, unless the transfer by it of Shares is a sale made in conformity with the provisions of Rule 145(d) or made pursuant to an effective registration statement under the Securities Act, USA Delaware may, at its election, place the following legend on the certificates issued to a transferee of the undersigned:

                               "The shares represented by this certificate
have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which the limitations on distributions, sales, transfers or other dispositions of securities imposed by Rule 145 under the Securities Act of 1933 apply. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933."

                         5.       It is understood and agreed that the
legends set forth in paragraphs 3 and 4 above shall be removed by delivery of substitute certificates without any legend if the undersigned shall have delivered to USA Delaware a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance satisfactory to USA Delaware, to the effect that no such legend is required for purposes of the Securities Act.

                The undersigned has carefully reviewed this letter and understands the limitations imposed upon the distribution, sale, transfer or other disposition of Shares by it.

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                                  JOHN RANGOS DEVELOPMENT CORPORATION, INC.



                                   /s/ John G. Rangos, Jr.
                                   _______________________
                                   Name: John G. Rangos, Jr.
                                         ___________________
                                   Title: President
                                         ___________________



Agreed to and accepted as of
the date first above written.

USA WASTE SERVICES, INC.


By:  /s/ Earl E. DeFrates
     ____________________
     Name: Earl E. DeFrates
           ________________
     Title: Executive Vice President
            ________________________